As filed with the Securities and Exchange Commission on January 27, 2003

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVER STANDARD RESOURCES INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada _______________________________ (Incorporation or Organization)	98-0211014 _______________________________ (I.R.S. Employer Identification No.)

Suite 1180 - 999 West Hastings Street, Vancouver, British Columbia V6C 2W2
(Address Principal Executive Offices)

Jonathan Guest
Perkins, Smith & Cohen, LLP
One Beacon Street
Boston, MA 02108
(617) 854-4000
(Name, Address and Telephone
Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum aggregate price per security (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common shares without par value	852,500	$5.46	$4,654,650	$428.23

(1)	Includes (a) 550,000 common shares being registered for resale by two shareholders and (b) 302,500 common shares being registered for resale upon the exercise of warrants.

(2)

This registration statement also covers an indeterminate number of common shares that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.

(3)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of our common shares reported on the Nasdaq SmallCap Market on January 17, 2003.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 27, 2003

SILVER STANDARD RESOURCES INC.

852,500 COMMON SHARES

This is an offering of common shares by certain shareholders of Silver Standard Resources Inc. The selling shareholders will receive all of the net proceeds from the sale of the common shares, less any commissions or discounts paid to brokers or other agents. Silver Standard will, however, receive the exercise price upon the exercise of warrants which may occur prior to the sale of the underlying common shares by a selling shareholder. The selling shareholders may sell their shares from time to time in transactions on the Nasdaq SmallCap Market or the TSX Venture Exchange or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

Our common shares are traded on the Nasdaq SmallCap Market under the symbol “SSRI” and on the TSX Venture Exchange under the symbol “SSO.” The last reported sale price of the common shares on the Nasdaq SmallCap Market on January 17, 2003 was $5.34 per share.

SEE THE “RISK FACTORS” SECTION ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEMENT OF CIVIL LIABILITIES
FORWARD-LOOKING INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF SECURITIES TO BE REGISTERED
CAPITALIZATION
RECENT PRICE HISTORY
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPENSES
DIVIDEND POLICY
LEGAL MATTERS
EXPERTS
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES — SILVER STANDARD RESOURCES INC.
EXHIBIT INDEX
Form of warrant certificate issued to the selling shareholders
Opinion of Bragagnolo & Ovsenek as to the legality of the securities being registered
Consent of PricewaterhouseCoopers LLP
Consent of Bragagnolo & Ovsenek to the use of its opinion as an exhibit to this Registration Statement is included in their opinion filed as Exhibit 5
Consent of Pincock, Allen & Holt, a division of Hart Crowser Inc.
Consent of Mine Development Associates
Powers of Attorney (contained as part of the Signature Pages)
Form of subscription agreement entered into by Silver Standard with each of the selling shareholders

You should rely only on the information contained in or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with different information. The selling shareholders are not offering the securities in any state where the offer or sale is not permitted. You should not assume that the information in this document is accurate at any date other than the date indicated on the cover page of this prospectus.

In this prospectus, “we”, “us”, “ and “Silver Standard” refer to Silver Standard Resources Inc., a company incorporated under the Company Act (British Columbia), and its subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means we can disclose important information to you by referring you to another document filed by us with the SEC. This information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) until this offering is completed:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed under Section 13 of the Securities Exchange Act.

(b)	All other reports filed by us under Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in (a) above.

(c)

Our Reports of Foreign Issuer on Form 6-K submitted to the SEC on June 5, 2002, on July 2, 2002, on August 2, 2002, on August 30, 2002, on October 28, 2002, on November 8, 2002, on November 26, 2002, on December 3, 2002, on December 17, 2002, on December 19, 2002, on December 31, 2002, on January 3, 2003 and on January 27, 2003. Our report submitted on June 5, 2002, contains our unaudited financial statements for the quarter ended March 31, 2002, the report submitted on August 30, 2002, contains our unaudited financial statements for the quarter ended June 30, 2002 and the reports submitted on, December 3, 2002, and January 27, 2003 contain our unaudited financial statements for the quarter ended September 30, 2002 and a reconciliation of Canadian generally accepted accounting principles to United States of America generally accepted accounting principles for such quarter, respectively.

(d)

The description of our common shares contained in our Registration Statement on Form 20-F filed with the Commission on July 10, 1995 under Section 12 of the Securities Exchange Act, and all amendments and reports filed for the purpose of updating such description

In addition, all subsequent annual reports filed on Form 20-F, Form 40-F, or on Form 10-K, and any subsequent reports on Forms 10-Q and 8-K, filed by us pursuant to the Securities Exchange Act, prior to the termination of the offering hereby, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. We may incorporate by reference any reports on Form 6-K submitted by us to the SEC under the Securities Exchange Act by identifying on such reports that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into this prospectus. Such requests should be directed to our Corporate Secretary at: Silver Standard Resources Inc., Suite 1180, 999 West Hastings Street, Vancouver, BC V6C 2W2; (604) 689-3846.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the SEC. Such reports and other information, including the registration statement on Form F-3 of which this prospectus is a part, can be read and copied, at prescribed rates, at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

ENFORCEMENT OF CIVIL LIABILITIES

The enforcement by purchasers of the common shares offered in this prospectus of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that Silver Standard is a Canadian company, its directors and officers are residents of Canada, and the majority of Silver Standard’s assets and all or a substantial portion of the assets of such other persons are located outside the United States. As a result, it may be difficult for purchasers to effect service of process within the United States upon such persons or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities under securities laws of the United States. There is also doubt as to whether Canadian courts will enforce liabilities created by United States federal securities laws, or judgments of United States courts based on those laws.

FORWARD-LOOKING INFORMATION

All statements other than statements of historical fact included in this prospectus regarding Silver Standard’s financial position, business strategy and plans and objectives of management of Silver Standard for future operations, are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to Silver Standard or its management, identify forward-looking statements. These forward-looking statements are based on the beliefs of Silver Standard’s management, as well as assumptions made by and information currently available to Silver Standard’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under “Risk Factors” in this prospectus, including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements and general economic conditions. Such statements reflect the current views of Silver Standard with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, and growth strategy of Silver Standard.

You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date they were made. Silver Standard is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Silver Standard, its affiliates or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referred to in this section.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that may be important to you. You should read the entire prospectus and the incorporated information before making an investment decision. You should assume that all figures are stated in U.S. dollars unless indicated otherwise.

Description of Silver Standard Resources Inc.

Since incorporation, we have been involved in the exploration and, when warranted, development and mining of natural resource properties. In 1993, in light of industry reports that showed a continuing annual shortfall in the supply of silver versus demand, we embarked on a long-term plan to acquire significant resources of silver.

We have four projects that we consider our principal mineral property interests, based on ownership and projected property expenditures: (1) the Bowdens Silver Project in the Mudgee District of Australia, (2) a 50% interest in the Manantial Espejo Project in the Province of Santa Cruz, Argentina, (3) the Shafter Silver Project in Texas, U.S.A. and (4) the Candelaria Mine located in west central Nevada, U.S.A. Our secondary properties, those under option or with lower projected property expenditures, include the Pirquitas and Diablillos projects in Argentina, the Challacolla Silver project in Chile, the San Marcial Silver project in Mexico and the Sulphurets and Silvertip projects in British Columbia. None of our properties is beyond the advanced exploration stage other than the Shafter Silver Project (which is fully permitted), Pirquitas project and Candelaria Mine, which are former producing mines and presently there is no assurance that any of our mining properties contains a commercially viable ore body until further exploration work is done and/or a final feasibility study based upon such work is concluded.

Our principal executive offices are located at Suite 1180, 999 West Hastings Street, Vancouver, BC V6C 2W2 and our telephone number is (604) 689-3846.

The Offering

Common shares being offered by the Selling Shareholders	Up to 852,500 common shares.
o 550,000 shares were issued to selling shareholders in a private placement we completed in December 2002.

o 302,500 shares are issuable upon the exercise of share purchase warrants issued in the December 2002 private placement.

Use of Proceeds	We will not receive any proceeds from the sale of the common shares offered by the selling shareholders. To the extent that any of the warrants are exercised, we will receive the warrant exercise price. Proceeds from the exercise of warrants, if any, will be used for working capital purposes.

Listing and Quotation of Our Common Shares	Our common shares are quoted on the Nasdaq SmallCap Market under the symbol "SSRI" and are listed on the TSX Venture Exchange under the symbol "SSO".

Risk Factors	An investment in our common shares is speculative and involves a high degree of risk. Before making an investment, you should read this entire prospectus, and the information incorporated in it by reference, carefully. You should also consider the information under the heading "Risk Factors" on page 7.

RISK FACTORS

Investment in our securities involves certain elements of risk. Investors should carefully consider the following factors, among others included and incorporated by reference in this prospectus, before investing in the common shares. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. If we do not successfully address any of the risks described below, we could experience a material adverse effect on our business, operating results and financial condition and our share price may decline. We cannot assure you that we will successfully address any of these risks.

We are an exploration stage company with limited financial resources and may not have sufficient funds to commercially develop any mineral deposits that we might discover.

Mineral exploration and development involve significant risk and few properties that are explored are ultimately developed into producing mines. Substantial expenditures may be required to establish ore reserves through drilling, to develop metallurgical processes to extract the metals from the ore and to construct the mining and processing facilities at any site chosen for mining. No assurances can be given that current exploration programs will result in any commercial mining operation. Our mineral properties are without a known body of commercial ore and the proposed programs are an exploratory search for ore. We are presently carrying out exploration with the objective of establishing an economic body of ore. If our exploration programs are successful, additional funds will be required for the development of an economic ore body and to place it into commercial production. The only sources of future funds presently available to the Company are the sale of equity capital, the exercise of unexercised “in the money” warrants and options or our offering of an interest in the property to be developed to another party or parties carrying out further exploration or development thereof.

We may not have sufficient funds to complete our current or planned exploration programs.

We have limited financial resources, have no significant source of operating cash flow and have no assurance that additional funding will be available to us for further exploration of our projects or to fulfil our anticipated obligations under its existing property agreements. Although we have been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that we will be able to obtain adequate financing in the future or that such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of our projects with the possible loss of such interest.

We do not presently have sufficient financial resources to undertake all of our planned acquisitions and exploration/development programs beyond Fiscal 2005. The development of our properties may therefore depend upon our ability and our joint venture partners to obtain financing through the joint venturing projects, debt financing, equity financing or other means. There can be no assurance that we or our joint venture partners will be successful in obtaining the required financing.

We may not be able to market any minerals that we discover or receive an adequate return on invested capital.

The marketability of natural resources that may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

Our required compliance with applicable laws and regulations may have an adverse effect on our mining activities.

Mining operations and exploration activities are also subject to national and local laws and regulations governing prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, and others which currently or in the future may have a substantial adverse impact on us. In order to comply with applicable laws, we may be required to make capital and operating expenditures or to close an operation until a particular problem is remedied. Existing and possible future environmental legislation, regulation and action could cause additional expense, capital expenditures, restriction and delays in our activities, the extent of which cannot be reasonably predicted. Violators may be required to compensate those suffering loss or damage by reason of their mining activities and may be fined if convicted of an offence under such legislation.

Amendments to current laws, regulations and permits governing operations and activities of mining companies or more stringent implementation thereof could require increases in capital expenditures, production costs, reduction in levels of production of future mining operations, or require delays in development or abandonment of new mining properties.

Our operations may be subject to foreign, federal, state, provincial and local laws and regulations governing the protection of the environment, including laws and regulations relating to air and water quality, mine reclamation, waste disposal, and the protection of endangered or threatened species. Our activities may be subject to foreign, federal, state, provincial and local laws and regulations for protection of surface and ground water. Prior to entering into any property agreements, we conduct a review of prior exploration and development activity on the property and, if necessary, conduct water and geological sampling and analysis to identify any environmental concerns.

If we undertake new mining activities, or significantly expand our existing exploration activities, we may be required to obtain pre-construction environmental and land use review and comply with permitting, control and mitigation requirements of the jurisdiction in which such operations are to be located. Compliance with new requirements could impose costs on us in the future, the materiality of which cannot reasonably be predicted at this time.

To the best of our knowledge, we are in substantial compliance with all material laws and regulations which currently apply to our activities. There can be no assurance, however, that all permits which we may require for our future operations will be obtainable on reasonable terms or that such laws and regulations would not have an adverse effect on any mining project which we might undertake.

To the best of our knowledge, we have obtained all required permits necessary to proceed with exploration and, when warranted, development of our properties. If we were unable to continue obtaining the necessary permits, we might have to change our planned exploration/development for such non-permitted properties and/or to seek other joint venture arrangements. If we are unable to mitigate the problem, we might not be able to proceed with exploration, development and/or production. In this event, we might seek to mitigate any losses through sale of the property, prior to abandonment.

Our reclamation obligations may create significant burdens on our financial position.

Reclamation requirements vary depending on the location and the managing agency, but they are similar in that they aim to minimize long term effects of exploration and mining disturbance by requiring the operating company to control possible deleterious effluents and to re-establish to some degree pre-disturbance land forms and vegetation. We are actively providing for or have carried out any requested reclamation activities on our properties.

Required reclamation on one of our minor mining properties, the Duthie Property, has been partially completed and further reclamation work is required. This work will continue in 2003. We have also been working with British Columbia Ministry of Environment, Lands and Parks and Ministry of Energy and Mines officials to define a reclamation plan for another of our holding properties, the Silver Standard Mine Property. A reclamation plan has not been finalized and a study of options is currently underway. We recently acquired the Silvertip project located in northern British Columbia. We are currently preparing a reclamation plan for the Silvertip project, which has extensive exploration workings.

In addition, in October 2001 we completed the acquisition of the Candelaria mine, a former producing mine, from Kinross Gold Inc. Under the terms of the purchase agreement, Kinross Gold Inc. was responsible for completing the majority of the reclamation of the mine, and we have agreed, among other things, to assume all liabilities, including environmental monitoring, relating to the mine following the completion of Kinross’ reclamation obligations. To date, the mine dumps have been recontoured and re-seeded, both of the heap leach piles have been rinsed with fresh water and re-seeded and the leach ponds have been re-contoured and re-seeded. We have completed an environmental audit of the property. The environmental audit did not identify any significant environmental issues and confirmed that the substantial amount of reclamation work completed to date met all state and federal guidelines. We will continue with the reclamation and monitoring of the mine as required by the reclamation permits. Any significant environmental issues that may arise, however, could lead to increased reclamation expenditures and result in a materially adverse impact on our financial resources.

We are subject to substantial risks associated with mineral exploration and mining.

Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labour disruptions, flooding, explosions, rockbursts, cave-ins, landslides, inability to obtain suitable or adequate machinery equipment or labour and other risks are involved. The Company may become subject to liability for pollution, cave-ins or hazards against which it cannot insure against or which may elect not to insure. The payment of such liabilities may have a material, adverse effect on the Company’s financial position.

In carrying on its mineral exploration and development activities, the Company relies upon calculations as to the ore mineralization and corresponding ore grades on the Company’s properties, which by their nature are not exact. Until ore is actually mined and processed, ore mineralization and ore grade must be considered as estimates only. The quantity of economic commodities will also vary depending on metal prices which have historically been highly cyclical and dependent upon numerous factors beyond our control, including changes in investment trends and international monetary systems, political events and changes in the supply and demand for silver on public and private markets. Any material changes in ore mineralization estimates, ore grades or stripping ratios will affect the economic viability of the placing of a property into production. Further, short-term operating factors relating to ore bodies, including a need for orderly development of the ore bodies and the processing of new or different ore grades may affect the profitability of any future mining operation in any particular accounting period. There can be no assurance that silver recoveries or other metal recoveries in small-scale laboratory tests will be duplicated under on-site conditions or during any future production.

Resource exploration and development is a speculative business and involves a high degree of risk. The marketability of natural resources that may be acquired or discovered by us will be affected by numerous factors beyond the control of the Company. These factors include commodity price and currency volatility, the proximity and capacity of natural resource markets and processing equipment, and government regulations and changes thereto, including regulations relating to prices, taxes, royalties, land tenure, importing and exporting of minerals and environmental protection. In addition, few mineral exploration properties become commercially viable mines, and there can be no assurance that exploration work carried out by us will be successful. The exact effect of these factors cannot be accurately predicted, but any one or more of these factors may result in us being unsuccessful in receiving an acceptable return on investment capital.

Any breach of environmental regulations could lead to fines and penalties which together with possible increases in environmental compliance costs could lead to our reduced profitability.

Our operations may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, releases or emission of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environment pollution. A breach of legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means stricter standards and enforcement; fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of any future mining operations. We do not have any properties on which commercial mining operations are currently carried out.

Changes in regulations in the countries where our mining properties are located could adversely affect our business.

Our properties, are located where mineral exploration activities may be affected by varying degrees of political instability and haphazard changes in government regulations such as tax laws, business laws and mining laws, affecting our business in that country. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and mine safety.

A substantial portion of our assets are located outside of Canada and the United States, in Argentina, Australia, Chile, Mexico and Bolivia. As a result, such assets may be affected by government regulations and treaties, as well as by laws and policies of Canada or the United States affecting foreign trade, investment and taxation. In addition, it may be difficult to enforce judgments obtained in Canadian courts against assets located outside of Canada.

Lack of supplies and infrastructure where our mining properties are located could have an economic impact on our business.

Our property interests are not in developed areas and the availability of infrastructure (water and power, and in some areas roads), particularly power at an economic cost, cannot be assured. Power is an integral requirement of any production facility on our properties.

We may be adversely affected by fluctuations in foreign exchange rates.

We maintain our accounts in Canadian and U.S. dollars. Our operations in Argentina, Australia, Chile, Mexico, Bolivia and the United States make us subject to foreign currency fluctuations and such fluctuations may materially affect our financial position and results. We do not engage in currency hedging activities other than maintaining funds in U.S. dollar investments until such time as such funds are required.

Some of our properties may be subject to title claims that could adversely affect our business.

We own, lease or have under option, unpatented and patented mining claims, mineral claims or concessions which constitute our property holdings. The ownership and validity of unpatented mining claims and concessions are often uncertain and may be contested.

In those jurisdictions where we have property interests, we make a search of mining records in accordance with mining industry practices to confirm that we have acquired satisfactory title to our properties but do not obtain title insurance with respect to such properties. The possibility exists that title to one or more of our properties, particularly title to undeveloped properties, might be defective because of errors or omissions in the chain of title, including defects in conveyances and defects in locating or maintaining such claims, or concessions. Should any defect in title be discovered by or disclosed to us, we would take all reasonable steps to perfect title to the particular claims or concessions in question. We are not aware of any material defect in the title to our properties.

The boundaries of some of our mining properties have not been surveyed and, therefore, the precise location and area of these mining properties may be in doubt. We are not aware of challenges to the location or area of our unpatented mining claims.

We believe we have diligently investigated title to all of our mineral properties and, to the best of our knowledge, title to all properties is in good standing. However, the properties may be subject to prior unregistered agreements or transfers and titles may be affected by undetected defects.

Some of our competitors have greater financial, technical, and other resources than we do and we may not be able to compete successfully.

There is competition from other mining exploration and development companies with operations similar to those of ours. Many of the mining companies with which we compete have operations and financial strength many times that of ours. Nevertheless, the market for our possible future production of minerals tends to be commodity oriented, rather than company oriented. Accordingly, we expect to compete by keeping our production costs low through judicious review of exploration results for selection of which portions of a property to develop and keeping overhead charges under control.

Our common shares are subject to the SEC's "Low Price Stock" rules which could decrease their liquidity.

The Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price less than US$5.00. The price of our stock has been volatile, and may be subject to those rules. The penny stock rules require broker-dealers to make a special suitability determination before selling our stock to investors who are not either regular customers or accredited investors. As a result, the potential market for our stock may be limited.

USE OF PROCEEDS

All of the net proceeds from the sale of our common shares by the selling shareholders will go to them upon the sale of such shares. Accordingly, we will not receive any proceeds from the sales of our common shares by the selling shareholders. We will, however, receive the exercise price upon the exercise of warrants which may occur prior to the sale of the underlying common shares by a selling shareholder. We will use these proceeds for working capital purposes.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 100,000,000 common shares without par value. As at January 17, 2003, we had 39,301,357 issued and outstanding common shares. Each common share entitles the holder to dividends if, as and when declared by the directors, to one vote at all meetings of holders of common shares and to participate ratably in any distribution of our assets upon liquidation, dissolution or winding up, subject to the prior rights of holders of shares ranking in priority to the common shares.

All of the common shares issued, or to be issued, to the selling shareholders shall be in registered form rather than bearer shares.

CAPITALIZATION

The following table sets out our capitalization as of November 30, 2002. The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, our more detailed consolidated financial statements and notes to financial statements incorporated by reference in this prospectus.

November 30, 2002 (in Canadian dollars)

Convertible Debenture	$1,784,600

Shareholders' Equity

Common shares (100,000,000 common shares
authorized - 38,286,189 issued and outstanding	$94,491,000
as of November 30, 2002)(1)

Warrants	$121,000

Deficit	$28,400,000

Total Shareholders' Equity	$66,212,000

Total Capitalization	$67,996,600

Notes:

(1)	Does not include the exercise into our common shares of any options or warrants outstanding as of November 30, 2002 or that may be issued thereafter.

The following table presents the resolutions of our directors, by date, that authorize the creation and issuance of shares and sets out the nature, number of shares and dollar amount of each authorized issue.

Date of Resolution	Reason for Issue	Securities Issued	Amount (Cdn $)

April 18, 2000	Incentive stock options	Options to acquire 800,000 shares (1)	N/A

April 25, 2000	Property interest acquisition	27,500 shares	$67,000

May 17, 2000	Incentive stock options	Options to acquire 51,000 shares (2)	N/A

June 6, 2000	Incentive stock options	Options to acquire 416,000 shares (2)	N/A

November 6, 2000	Private placement	1,633,334 shares 1,633,334 warrants (4)	$2,450,000

November 6, 2000	Finder's fee	86,666 shares 86,666 warrants (4)	$130,000

December 29, 2000	Incentive stock options	Options to acquire 800,000 shares (5)	N/A

May 23, 2001	Private placement	764,000 shares 764,000 warrants (6)	$1,505,080

May 23, 2001	Finder's fee	24,570 shares 24,570 warrants (6)	$48,403

July 3, 2001	Property interest acquisition	400,000 shares	$920,000

August 17, 2001	Incentive stock options	Options to acquire 685,000 shares (7)	N/A

September 27, 2001	Property interest acquisition	600,000 shares 600,000 warrants (8)	$2,288,000

October 15, 2001	Private placement	1,150,000 shares 1,150,000 warrants (9)	$2,990,000

October 15, 2001	Finder's fee	34,700 shares 34,700 warrants (9)	$90,220

November 7, 2001	Incentive stock options	Options to acquire 450,000 shares (10)	N/A

January 2, 2002	Incentive stock options	Options to acquire 385,000 shares (11)	N/A

January 16, 2002	Property interest acquisition	383,025 shares	$1,613,186

January 16, 2002	Donation	10,000 shares	$40,700

March 25, 2002	Property interest acquisition	70,922 shares	$300,000

April 24, 2002	Private placement	4,200,000 shares 4,200,000 warrants (12)	$16,800,000

April 24, 2002	Finder's fee	80,640 shares 80,640 warrants (12)	$322,560

June 21, 2002	Property interest acquisition	Convertible debenture(13)	$2,035,318

June 28, 2002	Property interest acquisition	142,970 shares	$1,366,830

August 2, 2002	Incentive stock options	Options to acquire 443,400 shares (14)	N/A

August 19, 2002	Property interest acquisition	45,706 shares	$314,000

August 30, 2002	Asset acquisition	45,000 shares	$276,750

October 10, 2002	Asset acquisition	8,000	$49,200

November 1, 2002	Incentive stock options	Options to acquire 40,000 shares (15)	N/A

November 27, 2002	Property interest acquisition	100,000 shares	$618,000

December 17, 2002	Private placement	550,000 shares 302,500 warrants (16)	$3,448,500

(1)     Each option exercisable for one common share at a price of $2.10 until April 17, 2005.

(2)     Each option exercisable for one common share at a price of $2.00 until May 16, 2005.

(3)     Each option exercisable for one common share at a price of $2.09 until June 5, 2005.

(4)     Each warrant exercisable for one common share at a price of $1.50 until November 9, 2002.

(5)     Each option exercisable for one common share at a price of $1.90 until December 28, 2005.

(6)     Each warrant exercisable for one common share at a price of $2.32 until June 25, 2003.

(7)     Each option exercisable for one common share at a price of $2.50 until August 16, 2006.

(8)     Each warrant exercisable for one common share at a price of $3.50 until October 1, 2002.

(9)     Each warrant exercisable for one common share at a price of $3.00 until October 29, 2003.

(10)     Each option exercisable for one common share at a price of $3.01 until November 6, 2006.

(11)     Each option exercisable for one common share at a price of $4.25 until January 1, 2007.

(12)     Each warrant exercisable for one common share at a price of $4.80 until May 10, 2004.

(13)     Convertible at $5.80 per share until June 26, 2003.

(14)     Each option exercisable for one common share at a price of $8.00 until August 2, 2007.

(15)     Each option exercisable for one common share at a price of $6.23 until October 31, 2007.

(16)     Each warrant exercisable for one common share at a price of US $5.05 (Cdn $7.82) until December 18, 2004.

RECENT PRICE HISTORY

Our common shares are traded on the Nasdaq SmallCap Market under the symbol “SSRI” and the TSX Venture Exchange under the symbol “SSO.” For the year ended December 31, 2002, our common shares traded at a high of US $7.80 a low of US $2.16 on the Nasdaq SmallCap Market and a high of Cdn $11.90 and a low of Cdn $3.45 on the TSX Venture Exchange. The following table presents additional closing price information:

	Nasdaq SmallCap Market US $		TSX Venture Exchange Cdn $

	High	Low	High	Low

Fiscal Quarter Ended

December 31, 2002	$5.51	$3.22	$8.56	$5.17

September 30, 2002	$7.02	$3.13	$10.70	$5.00

June 30, 2002	$7.80	$2.66	$11.90	$4.20

March 31, 2002	$2.97	$2.16	$4.71	$3.45

Month Ended

December 31, 2002	$5.51	$3.67	$8.56	$5.85

November 30, 2002	$4.51	$3.72	$7.00	$5.96

October 31, 2002	$4.15	$3.22	$6.55	$5.17

September 30, 2002	$5.24	$3.90	$8.10	$6.30

August 31, 2002	$5.19	$3.84	$8.00	$6.15

July 31, 2002	$7.02	$3.13	$10.70	$5.00

SELLING SHAREHOLDERS

On December 18, 2002, we sold Elliott International, L.P. and The Liverpool Limited Partnership an aggregate of 550,000 of our common shares and warrants to purchase 302,500 of our common shares at an exercise price of US $5.05 (Cdn $7.82) per share, subject to adjustment upon the occurrence of certain events. In consideration for locating purchasers of our common shares and warrants, we paid a placement finder’s fee of $94,668.75 to Ram Capital Resources. We have agreed to include in this registration statement the common shares issued to the selling shareholders and the common shares issuable upon exercise of the warrants.

The selling shareholders are not under any obligation to sell all or any portion of their common shares, nor are the selling shareholders obligated to sell any of their common shares immediately under this prospectus. We cannot estimate the number of the common shares that will be held by the selling shareholders after completion of this offering. We have, however, for the purposes of the following table, assumed that, after completion of this offering, none of the common shares covered by this prospectus will be held by the selling shareholders. We have also assumed, for the purposes of the following table, that all of our common shares authorized for issuance to the selling shareholders upon the exercise of warrants have been issued as of January 13, 2003.

The following table provides certain information with respect to the common shares held by the selling shareholders as of January 13, 2003. This information is based on information provided to us by the selling shareholders. The percentages indicated for each selling shareholder are based on 39,301,357 of our common shares issued and outstanding as of January 17, 2003.

	Shares Beneficially Owned Prior to Offering		Shares to be Offered		Shares Beneficially Owned After Offering

Selling Shareholders	Number	Percent	Number	Percent	Number	Percent

Elliott International L.P.	611,875	1.6%	468,875	1.2%	143,000	0.4%
c/o Elliott Management
Corporation
712 Fifth Avenue
New York, New York 10019

The Liverpool Limited	383,625	1.0%	383,625	1.0%	Nil	0%
Partnership
c/o Elliott Management
Corporation
712 Fifth Avenue
New York, New York 10019

PLAN OF DISTRIBUTION

The common shares which may be sold by the selling shareholders and any of their pledgees, donees, transferees or other successors-in-interest, may be disposed of from time to time in one or more transactions, which may involve:

o	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o	sales on the Nasdaq SmallCap Market, TSX Venture Exchange, or any other principal market on which the common shares trade at the time of sale, including directly with a market maker acting as principal;

o	privately-negotiated transactions, which include direct sales to purchasers and sales effected through agents;

o	a block trade in which the broker or dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker or dealer as principal and resale by that broker or dealer for its own account;

o	an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

o	short sales;

o	the pledge of the security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves sell or transfer the common shares or their interest in such securities;

o	the transfer of the common shares by the selling shareholders to their partners, members or shareholders;

o	a combination of any of the above; or

o	any other method permitted by applicable law.

The sale price of the common shares pursuant to this prospectus may be:

o	a fixed price;

o	the market price prevailing at the time of sale;

o	a price related to such prevailing market price;

o	a negotiated price; or

o	at any other prices as the selling shareholders may determine, including sales below the market price.

In addition, the common shares covered by this prospectus may also be sold in private transactions pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”), rather than pursuant to this prospectus. The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of the common shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may engage broker-dealers to participate in the sales. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom broker-dealers may act as agent or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

Under certain circumstances, the selling shareholders and any broker-dealers that act in connection with the sales of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the sale of the shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

EXPENSES

We are required to pay all fees and expenses (other than brokerage commissions) incident to the registration of the common shares.

The following table sets forth the expenses payable by us in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, other than the registration fee.

SEC Registration Fee	US$428.23

Printing and engraving expenses	US$2,000

Legal fees and expenses	US$15,000

Accountants' fees and expenses	US$4,000

Miscellaneous expenses	US$1,571.77

Total	US$23,000

DIVIDEND POLICY

We have not declared any dividends for the last five years and do not anticipate that we will do so in the foreseeable future. Our present policy is to retain future earnings for use in our operations and the expansion of our business.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon by our counsel, Bragagnolo & Ovsenek, Solicitors, Vancouver, British Columbia. Joseph Ovsenek, a partner at the law firm of Bragagnolo & Ovsenek, Solicitors, counsel to Silver Standard, has accepted an offer to be appointed an officer of Silver Standard, effective February 1, 2003.

EXPERTS

Our consolidated financial statements as at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus and registration statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Our Annual Report on Form 20-F for the fiscal year ended December 31, 2001, which is incorporated in this registration statement and prospectus by reference, contains one or more statements, reports, or other information attributed to each of the following persons as experts in the field of mining engineering:

o	Pincock, Allen & Holt, a division of Hart Crowser Inc., 274 Union Boulevard, Suite 200, Lakewood, Colorado 80228-1835

o	Mine Development Associates, 210 South Rock Boulevard, Reno, Nevada 89502.

Each of the above mining engineering experts is a full service mine engineering company offering a full range of mining consulting services worldwide encompassing all aspects of mining ranging from original prospect evaluation through feasibility and project development and into production.

The statements, reports, or other information from PricewaterhouseCoopers LLP, Pincock, Allen & Holt and Mine Development Associates are incorporated in this registration statement and prospectus with the consent of each of these experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Under our Articles, subject to the provisions of the Company Act of British Columbia (the “Act”), Silver Standard shall indemnify a director or former director of Silver Standard and the directors may cause Silver Standard to indemnify a director or former director of a corporation of which Silver Standard is or was a shareholder and the heirs and personal representatives of all such persons against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including any amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of Silver Standard or a director of such corporation, including any action brought by Silver Standard or any such corporation. Each director of Silver Standard on being elected or appointed shall be deemed to have contracted with Silver Standard on the terms of this indemnity.

Subject to the provisions of the Company Act, the directors may cause Silver Standard to indemnify any officer, employee or agent of Silver Standard or of a corporation of which Silver Standard is or was a shareholder (notwithstanding that he or she is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of Silver Standard or such corporation. In addition, Silver Standard shall indemnify the Secretary or an Assistant Secretary of Silver Standard (notwithstanding that he is also a director) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Corporate Secretary by the Act or Articles of Silver Standard and each such Secretary or Assistant Secretary shall on being appointed be deemed to have contracted with Silver Standard on the terms of this indemnity.

The failure of a director or officer of Silver Standard to comply with the provisions of the Company Act or of the Memorandum or the Articles shall invalidate any indemnity to which he or she is entitled.

The directors may cause Silver Standard to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of Silver Standard or as a director, officer, employee or agent of any corporation of which the company is or was a shareholder and his or her heirs or personal representatives against any liability incurred by him or her as a director, officer, employee or agent.

Item 9. Exhibits.

The following documents are filed as part of this Registration Statement.

Exhibit No.	Exhibit

4	Form of warrant certificate issued to the selling shareholders

5	Opinion of Bragagnolo & Ovsenek as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Bragagnolo & Ovsenek to the use of its opinion as an exhibit to this Registration Statement is included in their opinion filed as Exhibit 5

23.3	Consent of Pincock, Allen & Holt, a division of Hart Crowser Inc.

23.4	Consent of Mine Development Associates

24	Powers of Attorney (contained as part of the Signature Pages)

99	Form of subscription agreement entered into by Silver Standard with each of the selling shareholders

Item 10. Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Not withstanding the foregoing, with respect to registration statements on Form F-3 (Section 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on January 24, 2003.

SILVER STANDARD RESOURCES INC.

By:

/s/Robert Quartermain
_________________________________
Robert Quartermain President, Chief Executive Officer and Director

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitute and appoint Robert Quartermain, Ross Mitchell or each of them, individually with full powers of substitution and resubstitution, our true and lawful attorneys-in-fact and agents, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form F-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits hereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as to each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Quartermain	President and Chief Executive Officer (principal executive officer) and	January 24, 2003
Director
Robert Quartermain

	Director	January 24, 2003

/s/ R.E. Gordon Davis

R.E. Gordon Davis

	Director	January 24, 2003

/s/ David Johnston

David Johnston

	Director	January 24, 2003

/s/ Catherine McLeod-Seltzer

Catherine McLeod-Seltzer

	Director	January 24, 2003

/s/ William Meyer

William Meyer

/s/ Ross Mitchell	Vice President, Finance and Chief Financial Officer (principal financial	January 24, 2003
_________________________	accounting officer)
Ross Mitchell

	Authorized representative in the	January 24, 2003
United States

/s/ James Whelan
_________________________
James Whelan

EXHIBIT INDEX

Exhibit No.	Exhibit

4	Form of warrant certificate issued to the selling shareholders

5	Opinion of Bragagnolo & Ovsenek as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Bragagnolo & Ovsenek to the use of its opinion as an exhibit to this Registration Statement is included in their opinion filed as Exhibit 5

23.3	Consent of Pincock, Allen & Holt, a division of Hart Crowser Inc.

23.4	Consent of Mine Development Associates

24	Powers of Attorney (contained as part of the Signature Pages)

99	Form of subscription agreement entered into by Silver Standard with each of the selling shareholders

End of Filing